Exhibit 99.2
Bioheart, Inc. Announces
Results of Annual Meeting

Contact:	William Kline	Lytham Partners, LLC
	Chief Financial Officer	Joe Diaz
	Nicholas Burke	Joe Dorame
	VP — Financial Operations	Robert Blum
	(954) 835-1500	(602) 889-9700
SUNRISE, Fla., — July 30, 2008 — Bioheart, Inc., (Nasdaq:BHRT) a company committed to delivering intelligent devices and biologics that help monitor, diagnose and treat heart failure and cardiovascular diseases, announced the adoption of the following resolutions during today’s Annual Shareholders Meeting:
•	Shareholders approved the election of eight directors to serve until the annual meeting of shareholders in 2009 or until their successors are duly elected and qualified. The elected directors are: Howard J. Leonhardt; Samuel S. Ahn, M.D., MBA; Bruce C. Carson; Peggy A. Farley; David J. Gury; William P. Murphy, Jr., M.D.; Richard T. Spencer III; and Mike Tomas.

•	Shareholders approved and ratified the selection of Grant Thornton LLP as Bioheart’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

•	Shareholders approved an amendment to the Corporation’s Articles of Incorporation to increase the number of authorized shares of the common stock of the Company from 50 million shares to 75 million shares.

•	Shareholders approved the establishment of the Bioheart Omnibus Equity Compensation Plan.
“The past year has been a period of enormous progress for Bioheart, both in our clinical program and our business development,” said Howard J. Leonhardt, chairman and chief executive officer of Bioheart, Inc. “We believe we represent a great hope for the more than 23 million patients suffering from heart failure worldwide.”
In his comments to shareholders, Leonhardt noted a number of previously announced business and clinical highlights. In addition, Leonhardt announced the signing of a non-binding letter of intent to acquire Medicalgorithmics and the worldwide rights to the CE mark-approved POCKET® ECG beat-to-beat arrhythmia and A-Fib analysis monitoring system. According to industry data, arrhythmia and A-Fib analysis is one of the fastest growing segments in cardiology.
Additional Highlights:
•	MyoCell® Clinical Cell Therapy: Currently the subject of Bioheart’s MARVEL Trial, a Phase II/III randomized, double-blind, placebo-controlled clinical trial, which involves 35 U.S. clinical sites, up from the five U.S. sites that participated in Bioheart’s Phase I MYOHEART Trial. The trial is scheduled to enroll up to 330 patients and is the largest clinical trial of its kind ever undertaken.
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Page 2: Bioheart Announces Results of Annual Meeting
•	Positive Clinical Results: Final clinical results of the Phase I MYOHEART Trial and Phase II-a SEISMIC Trial were presented at multiple major medical and scientific meetings this past year. In these studies, it was reported that 83 percent of patients treated with MyoCell® Therapy improved, or did not worsen, in the six-minute walk scores, while only 17 percent worsened. Additionally, in the SEISMIC Trial, 94 percent of patients treated with MyoCell® Therapy experienced improved or unchanged NYHA classification, while only six percent worsened. By comparison, 42 percent of the control group patients in the SEISMIC Trial, who received drug therapy alone, experienced a worsened NYHA classification. Both the six-minutes walk exercise test and quality of life scores are primary end points of MARVEL Trial.

•	MyoCell® SDF-1, intended to be an improvement of MyoCell® and being developed in collaboration with the University of Florida utilizing intellectual property licensed by the Cleveland Clinic, demonstrated positive functional improvement in two separate animal studies. Bioheart is preparing to enter into clinical registry studies in Switzerland and is working with the FDA on obtaining an IND for clinical trials in the U.S.

•	Bioheart TGI-1200™ System, a bedside apparatus for preparing stem cells and endothelial progenitor cells from adipose tissue is advancing closer to commercial approval. Commercialization approval is being pursued through Bioheart’s corporate partner Tissue Genesis, Inc.

•	Bioheart 3370 Heart Failure Monitor: Bioheart secured non-exclusive worldwide distribution rights for a home patient monitoring system utilizing Bioheart’s exclusive proprietary software program. These products are fully approved for commercial sale both in the U.S. and Europe.
“Our confidence in the future of Bioheart has never been stronger,” said Leonhardt.
About Bioheart, Inc.:
Bioheart, Inc. (Nasdaq: BHRT) is committed to delivering intelligent devices and biologics that help monitor, diagnose and treat heart failure and cardiovascular diseases. Its goals are to improve a patient’s quality of life and reduce health care costs and hospitalizations. Specific to biotechnology, Bioheart is focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. Its lead product candidate, MyoCell®, is an innovative clinical muscle-derived stem cell therapy designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients. The Company’s pipeline includes multiple product candidates for the treatment of heart damage, including Bioheart Acute Cell Therapy, an autologous, adipose tissue-derived stem cell treatment for acute heart damage, and MyoCell® SDF-1, a therapy utilizing autologous cells that are genetically modified to express additional potentially therapeutic growth proteins. For more information on Bioheart, visit www.bioheartinc.com.
MyoCell, MyoCell SDF-1 and MyoCath are trademarks of Bioheart, Inc.
Forward-Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.
Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to secure additional financing; (ii) the timely success and completion of our clinical trials; (iii) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (iv) regulatory approval of our product candidates; (v) our dependence on the success of our lead product candidate; (vi) our inability to predict the extent of our future losses or if or when we will become profitable; (vii) our ability to protect our intellectual property rights; and (viii) intense competition. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 on Form 10-K/A and its quarterly report on Form 10-Q for the quarter ended March 31, 2008.
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